Natera Reports Third Quarter 2015 Financial Results

SAN CARLOS, Calif., Nov. 12, 2015 /PRNewswire/ -- Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the third quarter ended September 30, 2015 and provided an update on recent business progress.

Recent Accomplishments & Highlights

  Accessioned greater than 83,000 tests in the third quarter of 2015 compared to approximately 57,000 tests accessioned in the third quarter of 2014, an increase of approximately 46%
  Accessioned greater than 67,000 Panorama tests in the third quarter of 2015 compared to approximately 49,000 tests accessioned in the third quarter of 2014, an increase of approximately 37%
  Accessioned greater than 13,000 Horizon carrier screening tests in the third quarter of 2015 compared to approximately 4,900 Horizon carrier screening tests accessioned in the third quarter of 2014, an increase of approximately 165%
  Generated total revenues of $44.9 million in the third quarter of 2015 compared to $46.3 million in the third quarter of 2014, a decrease of 2.9%
  Expanded adoption of our Constellation cloud-based distribution model, including the launch of Panorama NIPT with Lifelabs, a leading reference laboratory in Canada, as a locally-performed test in Canada. Currently four labs have launched Constellation commercially and several more are in progress
  Entered into new contracts with 13 additional commercial plans representing more than 24 million lives
  Announced the publication of a large clinical experience study utilizing Panorama to screen for the 22q11.2 microdeletion in Ultrasound in Obstetrics and Gynecology. The study of 20,000+ patients reported that 22q is relatively common (1 in 1,200) in the referral population, and Panorama demonstrated a positive predictive value of 18% and false-positive rate of 0.38% before any reflex testing was performed
  Announced the publication of a proof-of-concept study demonstrating detection of breast cancer copy number variants from a blood sample in the October 2015 issue of Translational Oncology. This was the first published report demonstrating detection of subclonal mutations in plasma

"We are pleased with our performance in the quarter," said Matt Rabinowitz, Natera's chief executive officer. "We believe that the substantial growth in volumes is a testament to both our leading technology and commercial execution."

Third Quarter and Nine Months Ended September 30, 2015 Financial Results

Total revenues were $44.9 million compared to $46.3 million for the third quarter of 2014, a decrease of 2.9%. This was primarily due to coding changes at the beginning of the year which reduced NIPT average selling price. We continued to drive NIPT volume growth in the average risk population, which is not yet broadly reimbursed. In addition, because we primarily recognize revenue on a cash received basis, a significant portion of the growth in tests accessioned experienced in the quarter is not reflected in our revenues. Roughly 54% of our third quarter total revenues were derived from test volumes accessioned in the quarter; the balance of our revenues was derived from tests accessioned in prior periods. Total revenues for the nine months ended September 30, 2015 were $137.4 million, compared to $109.4 million for the same period in 2014, an increase of 25.6%. The increase in revenues from 2014 to 2015 was primarily due to increased sales of Panorama.

Gross profit for the three months ended September 30, 2015 was $14.5 million, representing a 32% gross margin, compared to $25.5 million, representing a 55% gross margin in the same period of the prior year.* Gross profit for the nine months ended September 30, 2015 was $56.4 million, representing a 41% gross margin, compared to $53.7 million, representing a 49% gross margin in the same period of the prior year. Gross margins in 2015 declined versus 2014 primarily due to a shift in product mix towards higher-cost tests and a reduction in revenue received per test. The shift in product mix reflected higher volumes for the Panorama extended panel with Microdeletions and the Horizon Carrier Screening Panel, both of which have a higher cost per test than the Panorama standard panel. Because we recognize revenue primarily on a cash received basis, cost of product revenues in the third quarter of 2015 includes costs for tests performed in advance of related revenue recognition.

Total combined research and development and selling, general and administrative expenses for the three months ended September 30, 2015 were $35.2 million, an increase of 70% compared to $20.7 million in the same period of the prior year. Total combined research and development and selling, general and administrative expenses for the nine months ended September 30, 2015 were $98.9 million, an increase of 72% compared to $57.4 million in the same period of the prior year. The increase in both the three- and nine-months ended September 30, 2015 over the prior year was driven primarily by an increase in research and development activities and additional direct sales headcount. More specifically, the increase over the prior year reflects the net addition of 203 employees and contractors between September 30, 2014 and September 30, 2015 as we increased our focus on a direct sales model in the United States. This significant investment in our direct OB/GYN-focused sales force in the United States is designed, as reimbursement policies evolve, to capture significant market share for our full suite of women's health products, including NIPT for all risk categories.

Loss from operations for the third quarter of 2015 was $20.7 million compared to income from operations of $4.8 million for the same period of the prior year. Loss from operations for the nine months ended September 30, 2015 was $42.5 million compared to $3.7 million for the same period of the prior year.

Net loss for the three-months ended September 30, 2015 was $17.6 million, or ($0.39) loss per share, compared to net income of $3.7 million, or $0.04 basic earnings per share and 0.03 diluted earnings per share, for the same period in 2014. Net loss for the nine-months ended September 30, 2015 was $47.3 million, or ($2.53) loss per share compared to a net loss of $6.4 million, or ($1.35) loss per share for the same period in 2014. Weighted average shares outstanding were 44.9 million for the third quarter 2015.

Subsequent to the close of the quarter, the Company paid off the entire $20.0 million in borrowings under its Secured Loan Agreement with Orbimed. The total payment of $28.0 million included $20.0 million in principal, $2.0 million in prepayment penalty and a $6.0 million payment releasing the company from its entire royalty obligation under the Secured Loan Agreement.

In September 2015, the Company entered into a $50.0 million Line of Credit agreement with UBS. In October 2015, the Company borrowed $32.0 million under this Line of Credit at a variable interest rate of 30-day LIBOR plus 65 bps.

At the close of the quarter the company held $224.2 million in cash, cash equivalents, short-term investments and restricted cash, compared to $88.5 million as of December 31, 2014.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

2015 and 2016 Financial Outlook

Natera anticipates 2015 total revenue of $180 million to $185 million; 2015 cost of product revenues to be approximately 65% of revenues; selling, general and administrative costs to be approximately 60% of revenues; and research and development costs to be 15% to 18% of revenues. Natera anticipates total revenue of $220 million to $240 million in 2016, assuming robust adoption and reimbursement of the Panorama test within the average risk population in 2016.

About Natera

Natera is a leading genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its cloud-based Constellation™ software system. Tests include the Spectrum™ pre-implantation genetic test for embryo selection during IVF; the Anora™ miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; and the Panorama™ non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation. Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera's Third Quarter 2015 Results Conference Call

Date:	Thursday, November 12, 2015

Time:	1:30 p.m. PT (4:30 p.m. ET)

Live Dial-In:	(866) 864-2549, Domestic

(704) 908-0477, International

Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera's products, commercial partners, user experience, clinical trials, preliminary future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the preliminary financial guidance provided; we may be unable to further increase the use and adoption of Panorama, through our direct sales efforts or through our laboratory partners, or to develop and successfully introduce new products, including our cancer products; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or other test methods; our cloud-based distribution model may be difficult to implement, and may not be successful in satisfying any necessary regulatory requirements, including the FDA's draft guidance related to oversight of LDTs, if finalized; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests if third-party payers withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, and we may be required to refund reimbursements already received; if the FDA were to begin actively regulating our tests as outlined in the FDA's October 3, 2014 draft guidance, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; and any failure to obtain, maintain, and enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Additional risks and uncertainties that could affect Natera's financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Natera's most recent quarterly report on Form 10-Q. This is available on Natera's website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts
Natera, Inc.
Herm Rosenman, 650 249-9090 ext. 890
hrosenman@natera.com

Mike Brophy, 650 249 9090 ext. 1471
mbrophy@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$196,192	$87,176
Restricted cash, current portion	186	503
Short-term investments	26,389	—
Accounts receivable, net of allowance of $784 in 2015 and $527 in 2014	5,820	5,942
Inventory	12,724	11,542
Prepaid expenses and other current assets	4,982	1,314
Total current assets	246,293	106,477
Property and equipment, net	13,992	14,574
Restricted cash, long term portion	1,428	808
Other assets	654	1,764
Total assets	$262,367	$123,623
Liabilities, Preferred Stock, and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$6,067	$8,867
Accrued compensation	7,627	5,980
Other accrued liabilities	17,488	10,341
Deferred revenue	105	112
Equipment loan, current portion	—	2,340
Warrants	3,741	2,232
Total current liabilities	35,028	29,872
Equipment loan, long term portion	—	3,510
Senior secured term loan	21,276	20,964
Total long-term liabilities	21,276	24,474
Total liabilities	56,304	54,346
Commitments and contingencies
Convertible preferred stock issuable in series, $0.0001 par value: 50,000 and 51,233 shares authorized as of September 30, 2015 and December 31, 2014, respectively, 0 and 31,397 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively; aggregate liquidation preference of $0 and $133,757 as of September 30, 2015 and December 31, 2014, respectively	—	240,612
Stockholders' deficit:
Common stock, $0.0001 par value: 750,000 and 82,000 shares authorized at September 30, 2015 and December 31, 2014, respectively, 49,951 and 6,879 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	5	1
Additional paid in capital	433,145	8,664
Notes receivable from officers	—	(192)
Accumulated deficit	(227,123)	(179,808)
Accumulated other comprehensive income	36
Total stockholders' equity (deficit)	206,063	(171,335)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$262,367	$123,623

Natera, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Product revenues	$44,423	$45,804	$135,841	$108,749
Other revenues	498	470	1,603	656
Total revenues	44,921	46,274	137,444	109,405
Cost and expenses:
Cost of product revenues	30,456	20,820	81,032	55,734
Research and development	7,336	4,372	19,707	12,792
Selling, general and administrative	27,870	16,303	79,195	44,587
Total cost and expenses	65,662	41,495	179,934	113,113
Gain (loss) from operations	(20,741)	4,779	(42,490)	(3,708)
Interest expense	(1,177)	(1,202)	(3,391)	(2,947)
Interest benefit (expense) from changes in the fair value of long term debt	1,810	708	(312)	1,242
Other income (expense), net	2,478	(561)	(1,122)	(993)
Net (loss) income	(17,630)	3,724	(47,315)	(6,406)
Unrealized gain on available-for-sale securities	36	—	36	—
Comprehensive (loss) income	$(17,594)	$3,724	$(47,279)	$(6,406)

Net (loss) income attributable to common shares:
Basic	$(17,630)	$172	$(47,315)	$(6,406)
Diluted	$(17,630)	$1,172	$(47,315)	$(6,406)

Weighted-average number of shares used in computing net loss per share:
Basic	44,944	4,866	18,721	4,728
Diluted	44,944	36,931	18,721	4,728

Net (loss) income per share attributable to common shares:
Basic	$(0.39)	$0.04	$(2.53)	$(1.35)
Diluted	$(0.39)	$0.03	$(2.53)	$(1.35)